The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-138604

SUBJECT TO COMPLETION, DATED MARCH 31, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated November 13, 2006)

$

The Black & Decker Corporation

% Senior Notes due 2014

The notes will bear an interest rate of          % per year. We will pay interest on the notes semi-annually in arrears on              and              of each year, beginning on                     , 2009. The notes will mature on                     , 2014. We may redeem the notes at any time in whole or from time to time in part at the redemption price described in this prospectus supplement under the caption “Description of the Notes — Optional Redemption.” If a change of control triggering event occurs, we will be required to make an offer to repurchase the notes in cash from the holders at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes — Change of Control Repurchase Event” in this prospectus supplement. The interest rate on the notes may be adjusted under the circumstances described under “Description of the Notes — Interest Rate Adjustment.”

The notes will be unsecured and unsubordinated obligations of our company and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time.

These notes will not be listed on any securities exchange, and there is currently no public market for the notes.

Investing in the notes involves risks. See risk factors under the caption “Risk Factors” in the accompanying prospectus and in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public Offering Price(1)%			$
Underwriting Discount		%	$
Proceeds, Before Expenses, to The Black & Decker Corporation		%	$

(1)	Plus accrued interest, if any, from March , 2009, if settlement occurs after that date.

Delivery of the notes will be made through the book-entry delivery system of The Depository Trust Company on or about March     , 2009.

Joint Book-Running Managers

Citi	Banc of America Securities LLC	J.P. Morgan

March     , 2009

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement describes the specific terms of this offering. The accompanying prospectus gives general information about our offerings of debt securities described in the prospectus. You should read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference that are listed under “Where You Can Find More Information” in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, use of the words “we,” “us,” “our” or “Black & Decker” refer to The Black & Decker Corporation and its subsidiaries.

S-i

THE BLACK & DECKER CORPORATION

The Black & Decker Corporation, incorporated in Maryland in 1910, is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products and technology-based fastening systems. With products and services marketed in over 100 countries, we enjoy worldwide recognition of our strong brand names and a superior reputation for quality, design, innovation and value.

We are one of the world’s leading producers of power tools, power tool accessories and residential security hardware, and our product lines hold leading market share positions in these industries. We are also a major global supplier of engineered fastening and assembly systems. We are one of the leading producers of faucets in North America. These assertions are based on total volume of sales of products compared to the total market for those products and are supported by market research studies sponsored by us as well as independent industry statistics available through various trade organizations and periodicals, internally generated market data and other sources.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. For instructions on how to find copies of our filings incorporated by reference in this prospectus supplement and the accompanying prospectus, see “Where You Can Find More Information” in the accompanying prospectus.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. A statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the documents set forth below:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 17, 2009;

•	our Proxy Statement for the Annual Meeting of Stockholders to be held April 30, 2009; and

•	any information we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of this offering.

You, including any beneficial owner, may request copies of these filings at no cost by writing or calling us at The Black & Decker Corporation, 701 East Joppa Road, Towson, Maryland 21286, Attention: Corporate Affairs, (800) 992-3042.

USE OF PROCEEDS

We expect the net proceeds to us from the sale of the notes to be approximately $             after deducting estimated fees and expenses of the offering. We plan to use the net proceeds from the sale of the notes primarily to pay down existing indebtedness, including indebtedness under our revolving credit facility and outstanding commercial paper, and for general corporate purposes. Affiliates of the underwriters in this offering are lenders under our revolving credit facility and will receive a portion of the proceeds from this offering. As of March 27, 2009, we had approximately $283 million in the aggregate outstanding under our $1 billion revolving credit facility and in outstanding commercial paper, and the weighted average interest rate on borrowings under our revolving credit facility, which expires in December 2012, and in outstanding commercial paper was 2.91%. We used these borrowings for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our pro forma ratio of earnings to fixed charges for the year ended December 31, 2008, and our ratio of earnings to fixed charges for each of the last five years ended December 31.

	Year Ended December 31,
	2008 Pro Forma		2008	2007	2006	2005		2004
Ratio of earnings to fixed charges		(1)	4.1	5.2	6.5	9.3	(2)(3)	9.1	(3)

(1)	Adjusted to give effect to a pro forma increase in interest expense resulting from the issuance of the notes and the utilization of the net proceeds from the sale of the notes to repay indebtedness that was outstanding under our commercial paper program during the year ended December 31, 2008.
(2)	Our earnings from continuing operations before income taxes for the year ended December 31, 2005 benefited from a $55.0 million favorable settlement of environmental and product liability coverage litigation with an insurer.
(3)	The calculation of the portion of rent representative of an interest factor has been revised from the amount presented in the accompanying prospectus dated November 13, 2006, to utilize a net present value approach. The calculation of the portion of rent representative of an interest factor was previously calculated as one-third of rental expense.

The ratio of earnings to fixed charges equals earnings before fixed charges divided by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings before fixed charges consist of earnings from continuing operations before income taxes, extraordinary items and cumulative effects of changes in accounting principles, plus fixed charges. Fixed charges consist of interest expense (including amortization of debt expense and discount or premium relating to any indebtedness), preferred stock dividend requirements of consolidated subsidiaries, capitalized interest and that portion of rental expense representative of the interest factor.

RECENT DEVELOPMENTS

On February 26, 2009, Moody’s Investor Services downgraded our senior unsecured debt ratings to Baa3 from Baa2 and assigned a stable outlook to the ratings. These actions concluded its review initiated on February 10, 2009. On March 4, 2009, Standard & Poor’s Ratings Services affirmed its ratings on our senior unsecured debt at BBB and revised its ratings outlook to negative. These actions concluded the credit watch initiated on January 30, 2009.

DESCRIPTION OF THE NOTES

We are offering a total of $                 aggregate principal amount of         % Senior Notes due 2014. We will issue the notes under an indenture, dated November 16, 2006, between us and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, as supplemented by the Second Supplemental Indenture, dated March     , 2009. When read with the “Description of Debt Securities” contained in the accompanying prospectus, the following description is intended to be a useful overview of the material provisions of the notes and the indenture. Because these descriptions are only a summary, you should refer to the indenture and the applicable supplemental indenture for a complete description of our obligations and your rights. We filed the indenture as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006. The indenture is subject to and governed by the Trust Indenture Act of 1939.

References to “we,” “our,” “us” and “Black & Decker” in this section, “Description of the Notes,” refer only to The Black & Decker Corporation and not to our subsidiaries.

General

We will pay interest on the notes semi-annually in arrears on              and              of each year, beginning on                     , 2009. The notes will mature on                     , 2014. If an interest payment date or maturity date is not on a business day, we will pay interest or principal on the next business day. Interest on the payments, however, will accrue for the period from the original payment date to the date on which we make the payments. We will calculate the interest based on a 360-day year consisting of twelve 30-day months. The notes will be issued only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may, without notice to or consent of the existing holders or beneficial owners of the notes, issue additional notes having the same terms (other than the issue date, issue price, payment of interest prior to the issue date of the notes and initial interest payment date) so that the existing notes and the additional notes constitute a single series under the indenture.

For additional general information on the notes and the indenture, see “Description of Debt Securities” in the accompanying prospectus.

Interest Rate Adjustment

The interest rate payable on the notes will be subject to adjustments from time to time if either Moody’s or S&P (or, in either case, any substitute rating agency thereof) downgrades (or subsequently upgrades) the debt rating assigned to the notes, in the manner described below.

If the rating of the notes from Moody’s (or any substitute rating agency) is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If the rating of the notes from S&P (or any substitute rating agency) is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB–	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If at any time the interest rate on the notes has been adjusted upward as a result of a decrease in a rating by either Moody’s or S&P (or, in either case, any substitute rating agency), as the case may be, and subsequently such rating agency increases its rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes will equal the interest rate payable on the notes on the date of their issuance plus the percentages set forth opposite the applicable ratings from the tables above in effect immediately following the increase in rating. If Moody’s (or any substitute rating agency) subsequently increases its rating of the notes to Baa3 or higher (or an equivalent rating of the substitute rating agency) and S&P (or any substitute rating agency) increases its rating to BBB- or higher (or an equivalent rating of the substitute rating agency), the interest rate on the notes will be decreased to the interest rate payable on the notes on the date of their issuance. In addition, the interest rate on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the notes become rated A3 and A– or higher by Moody’s and S&P, respectively (or, in either case, the equivalent ratings of any substitute rating agency, or one of these ratings if the notes are only rated by one rating agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any substitute rating agency thereof), will be made independent of any and all other adjustments. In no event will (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their issuance.

For so long as only one rating agency provides a rating of the notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating will be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the notes will be made solely as a result of either rating agency ceasing to provide a rating. For so long as no rating agency provides a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their issuance.

Any interest rate increase or decrease described above will take effect on the next business day after the rating change has occurred.

If the interest rate payable on the notes is increased as described above under “— Interest Rate Adjustment,” the term “interest,” as used in this prospectus supplement with respect to the notes, will be deemed to include any such additional interest unless the context otherwise requires.

Ranking

The notes will be unsecured and unsubordinated indebtedness of ours and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will effectively rank junior to any of our future secured indebtedness to the extent of the assets securing that indebtedness and to all indebtedness and other liabilities of our subsidiaries.

Optional Redemption

The notes will be redeemable, at any time in whole or from time to time in part, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal of and interest on the notes being redeemed (not including any portion of such payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30 day months) at the Adjusted Treasury Rate, plus     basis points, as calculated by an Independent Investment Banker, plus, in either case, accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date for the notes:

•

the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the applicable maturity date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of four Reference Treasury Dealer Quotations obtained by the Trustee for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us; provided that the trustee will not be liable for any errors and omissions of the Independent Investment Banker.

“Reference Treasury Dealer” means (1) Citigroup Global Markets Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc. or their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer and (2) one other primary treasury dealer selected by the trustee after consultation with us; provided that the trustee will not be liable for any errors or omissions of such primary treasury dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

In the case of any partial redemption, selection of the notes for redemption will be made by the trustee at least 30 and not more than 60 days prior to the redemption date and by such method as the trustee shall deem to be fair and appropriate (and in such manner as complies with applicable legal requirements) provided that (i) the notes and portions thereof that the trustee selects will be in amounts of $2,000 or an integral multiple of $1,000 in excess thereof and (ii) no such partial redemption will reduce the portion of the principal amount of a note not redeemed to less than $2,000. Notice of such redemption will be given to each holder of notes to be redeemed within this period of time. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption as long as we have deposited with the trustee or with a paying agent (or, if applicable, segregated and held in trust) money sufficient to pay the redemption price of, and accrued interest on, all the notes that are to be redeemed on such date.

Except as set forth above, the notes will not be redeemable by us and will not be entitled to the benefit of any sinking fund.

Change of Control Repurchase Event

If a change of control repurchase event occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in amounts of $2,000 or in integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the change of control repurchase event payment date, we will, to the extent lawful:

1.	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

2.	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

3.	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

The term “below investment grade rating event” means the notes are rated below investment grade (defined below) by both rating agencies on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of a change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the rating agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control repurchase event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).

The term “change of control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock (defined below), measured by voting power rather than number of shares. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a wholly owned subsidiary of a holding company and (2) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction.

The term “change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

The term “investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency (defined below) or rating agencies selected by us.

The term “Moody’s” means Moody’s Investors Service, Inc.

The term “rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

The term “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

The term “voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income and, in the case of non-U.S. holders (as defined below), material U.S. federal estate tax consequences of the purchase, ownership and disposition of notes as of the date hereof. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below.

Except where noted, this summary deals only with notes held as capital assets by a beneficial owner who purchased the note at its “issue price” (generally, the first price at which a substantial portion of the notes are issued to the public) pursuant to this offering. This summary does not address all aspects of U.S. federal income taxes or all tax considerations that may be relevant to holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to holders if they are subject to special treatment under the U.S. federal income tax laws. For example, this summary does not address:

•

tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt entities or insurance companies;

•	tax consequences to persons holding the notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of the notes whose “functional currency” is not the United States dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership (as determined for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding the notes should consult their tax advisors.

Potential investors considering the purchase of notes should consult their tax advisors concerning the particular U.S. federal income tax consequences to them of the ownership of the notes, as well as consequences arising under the laws of any other taxing jurisdiction.

A “U.S. holder” means a person that is for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

A “non-U.S. holder” means a holder of the notes (other than a partnership or any other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” individuals who are U.S. expatriates or a partnership or other pass-through entity for U.S. federal income tax purposes. These special rules are not addressed in the following summary. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Material Tax Consequences to U.S. Holders

Payments of Interest

Subject to the discussion below in “Interest Rate Adjustments,” stated interest on a note will generally be taxable as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes.

Interest Rate Adjustments

In certain circumstances (see “Description of the Notes — Interest Rate Adjustment”), we may be obligated to pay additional interest as a result of adjustments to the ratings assigned to the notes. The obligation to make these additional interest payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Although the issue is not free from doubt, we believe that the possibility of the payment of such additional amounts does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations, and, as a result, we intend to take the position that additional payments, if any, made to a U.S. holder will be taxed as ordinary income when received or accrued, in accordance with such holder’s usual method of accounting for U.S. federal income tax purposes. This position is not binding on the Internal Revenue Service (“IRS”), which may take a contrary position and treat the notes as contingent payment debt instruments. If the notes were deemed to be contingent payment debt instruments, a U.S. holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any payments are made that differ from the payments calculated on the assumed yield, and would be required to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event a contingent payment actually occurs, or the IRS asserts any other alternative characterization of the notes, the amount, timing and characterization of the income that a U.S. holder will recognize would be affected.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note. Upon the sale, exchange, retirement or other disposition of a note, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized upon such taxable disposition of the note (less an amount equal to any accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in the note. Such gain or loss will be capital gain or loss and will generally be treated as United States source gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Generally, information reporting requirements will apply to all payments made to a U.S. holder and the proceeds from the sale of a note paid to a U.S. holder, unless the holder is an exempt recipient such as a corporation. Additionally, if the holder fails to provide its taxpayer identification number, or, in the case of interest payments, fails to either report in full dividend and interest income or to make certain certifications, such holder may be subject to backup withholding.

Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Material Tax Consequences to Non-U.S. Holders

United States Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•

the non-U.S. holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) the non-U.S. holder provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person as defined under the Code or (b) the non-U.S. holder holds the note through certain foreign intermediaries and satisfies the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (as discussed below under “United States Federal Income Tax”).

United States Federal Income Tax

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), then the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis (although such holder will be exempt from the 30% withholding tax, provided the certification requirements discussed above in “United States Federal Withholding Tax” are satisfied) in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

A non-U.S. holder will not be subject to U.S. federal estate tax on notes beneficially owned by such holder at the time of such holder’s death, provided that any payment to the holder on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “United States Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments on the note that we make to such holder provided that we do not have actual knowledge or reason to know that such holder is a United States person as defined under the Code, and we have received from such holder the statement described above in the fifth bullet point under “United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of notes within the United States or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder certifies under penalties of perjury that such holder is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

We are offering the notes described in this prospectus supplement through a number of underwriters. Citigroup Global Markets Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering and are acting as representatives of the underwriters listed below. Subject to the terms and conditions of the underwriting agreement dated as of the date of this prospectus supplement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase, the principal amount of notes set forth opposite the underwriter’s name in the table below.

Underwriter	Principal Amount of notes
Citigroup Global Markets Inc.	$
Banc of America Securities LLC
J.P. Morgan Securities Inc.

Total	$

Under the underwriting agreement, the obligations of the underwriters to purchase the notes in this offering are subject to specified conditions. The underwriters must purchase all of the notes if they purchase any of them.

The underwriters have advised us that they propose initially to offer all or part of the notes directly to the public at the offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of             % of the principal amount of the notes. Any underwriter may allow, and those dealers may reallow, a concession not in excess of             % of the principal amount of the notes. After the initial public offering, the representatives may change the offering price and other selling terms.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Us
Per note		%

We estimate that our total expenses for the offering, excluding underwriting discounts, will be approximately $            .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make resulting from those liabilities.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Each underwriter has represented, warranted and agreed that:

•

it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any notes included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; and

•

it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us; and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes included in this offering in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For these purposes, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the term “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

In connection with the offering, the underwriters may engage in transactions in the open market that stabilize, maintain or otherwise affect the price of the notes. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed to cover short positions. Stabilizing transactions involve bids to purchase the notes in the open market to prevent or slow down a decline in the market price of the notes.

The underwriters may also impose a penalty bid, which allows underwriters to reclaim a selling concession from a syndicate member when the representatives, in engaging in a stabilizing purchase or covering a short position, repurchase notes originally sold to the syndicate member.

Any of these activities could prevent or slow down the market price of the notes or retard a decline in the market price. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued at any time without notice.

Some of the underwriters and their affiliates have provided from time to time, and may provide in the future, commercial banking and investment advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and expenses. Affiliates of certain underwriters are agents and/or lenders under some of our credit agreements, including our revolving credit facility. These affiliates of the underwriters may receive a portion of the proceeds from this offering as a result of any repayment of outstanding indebtedness under our revolving credit facility, which may in the aggregate be more than 10% of the net proceeds of this offering. Accordingly, this offering is being conducted in accordance with the requirements of Rule 5110(h) of the Financial Industry Regulatory Authority.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

LEGAL MATTERS

The validity of the debt securities will be passed upon for us by Miles & Stockbridge P.C., Baltimore, Maryland. Simpson Thacher & Bartlett LLP is representing the underwriters.

EXPERTS

The consolidated financial statements and schedule of The Black & Decker Corporation incorporated by reference in The Black & Decker Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of The Black & Decker Corporation’s internal control over financial reporting as of December 31, 2008, included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

DEBT SECURITIES

The Black & Decker Corporation may offer debt securities from time to time, in one or more offerings. This prospectus provides a general description of these securities that we may offer and the general manner in which we will offer them.

Each time we offer debt securities using this prospectus, we will provide specific terms and offering prices in supplements to this prospectus. The prospectus supplements may also add, update or change the information in this prospectus and will also describe the specific manner in which we will offer these securities.

You should carefully read this prospectus and the applicable prospectus supplement prior to investing in our debt securities.

We may offer and sell the debt securities on a continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods. The names of any underwriters, dealers or agents will be included in a prospectus supplement. If any agents, dealers or underwriters are involved in the sale of any debt securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

Investing in our debt securities involves certain risks. You should carefully review the risk factors under the caption “Risk Factors” included in this prospectus beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the debt securities to be distributed pursuant to this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2006.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to as the SEC in this prospectus, under the “shelf registration” process. Under this shelf registration process, we may, from time to time, sell debt securities described in this prospectus in one or more offerings. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. The registration statement and its exhibits can be obtained from the SEC, as indicated under the heading “Where You Can Find More Information.” This prospectus provides you with only a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of an offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus and any supplement to this prospectus is accurate as of the dates on their front covers or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since then. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which we refer to as the Exchange Act in this prospectus, and, in accordance with the Exchange Act, we file reports, proxy and information statements, and other documents with the SEC. The public may read and copy any materials that we file with the SEC at its Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at http://www.sec.gov.

We also make available free of charge on or through our Internet website (http://www.bdk.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Our Corporate Governance Policies and Procedures Statement is available free of charge on or through our Internet website (http://www.bdk.com) or in print by calling (800) 992-3042 or (410) 716-2914. This statement contains charters of the standing committees of the Board of Directors, the Code of Ethics and Standards of Conduct, and the Code of Ethics for Senior Financial Officers.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. A statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the documents set forth below that we previously filed with the SEC, excluding information and exhibits deemed furnished (but not filed) pursuant to Item 2.02, Item 7.01 or Item 9.01 of any Form 8-K listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on February 15, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended April 2, 2006, July 2, 2006 and October 1, 2006, filed with the SEC on May 12, 2006, August 10, 2006 and November 9, 2006, respectively;

•	our Current Reports on Form 8-K filed on January 5, 2006, April 19, 2006, April 21, 2006 and November 9, 2006; and

•	any information we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of this offering.

You, including any beneficial owner, may request copies of these filings at no cost by writing or calling us at The Black & Decker Corporation, 701 East Joppa Road, Towson, Maryland 21286, Attention: Corporate Affairs, (800) 992-3042.

As disclosed in our Annual Report on Form 10-K for the year ended December 31, 2005, we were required to adopt Financial Accounting Standards Board SFAS No. 123R (SFAS No. 123R), Share-Based Payment, effective January 1, 2006. SFAS No. 123R requires us to expense share-based payments, including employee stock options, based on their fair value. SFAS No. 123R permits public companies to adopt its requirements using one of two methods. We adopted SFAS No. 123R effective January 1, 2006, using the modified retrospective method of adoption. The modified retrospective method of adoption permits entities to restate all prior periods presented based on the amounts previously recognized under SFAS No. 123, Accounting for Stock-Based Compensation, for purposes of pro forma disclosure. As permitted by SFAS No. 123, we previously accounted for share-based payments to employees under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, using the intrinsic value method and, as such, generally recognized no compensation expense for employee stock options.

Also, as discussed in our Annual Report on Form 10-K for the year ended December 31, 2005, we assess the performance of our reportable business segments based upon a number of factors, including segment profit. For segment reporting purposes, elements of segment profit and certain other segment data are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the translation of elements of segment profit and certain other segment data at the current year’s budgeted rates of exchange. We have updated our segment data for prior periods to reflect the translation of elements of segment profit and certain other segment data at the budgeted rates of exchange for 2006. Further, our measure of segment profit includes the allocation of share-based compensation. Accordingly, segment data for prior periods has been restated to reflect such allocation of share-based payments in connection with our adoption of SFAS No. 123R under the modified retrospective method.

We filed a Current Report on Form 8-K on November 9, 2006, to update the following information contained in our Annual Report on Form 10-K for the year ended December 31, 2005, to reflect the adoption of

SFAS No. 123R using the modified retrospective method and the presentation of segment data to reflect the translation of segment information at our budgeted rates of exchange for 2006:

•	Part II — Item 6. Selected Financial Data

•	Part II — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Part II — Item 8. Financial Statements and Supplementary Data

•	Part IV — Item 15.(c) Financial Statement Schedules

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995, which we refer to as the Reform Act, provides a safe harbor for forward-looking statements made by or on behalf of us. We and our representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in our filings with the SEC incorporated by reference into this prospectus. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, which we refer to as the Securities Act, and Section 21E of the Exchange Act and that are intended to come within the safe harbor protection provided by those sections. All statements addressing operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance and are applicable only as of the dates of such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

By their nature, all forward-looking statements involve risk and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons, including but not limited to the factors discussed under the caption “Risk Factors” included in this prospectus and under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended October 1, 2006. You are cautioned not to place undue reliance on any forward-looking statements.

The risk factors identified in this prospectus and in the aforementioned reports are not exhaustive. There can be no assurance that we have correctly identified and appropriately assessed all factors affecting our business or that the publicly available and other information with respect to these matters is complete and correct. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely impact our business. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition, and results of operations.

RISK FACTORS

Before you purchase debt securities offered pursuant to this prospectus, you should be aware of various risks, including but not limited to those discussed under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended October 1, 2006 and those described below. You should carefully consider these risk factors together with all other information included in this prospectus and the applicable prospectus supplement before you decide to invest in the debt securities.

If An Active Trading Market Does Not Develop For The Debt Securities, You May Be Unable To Sell The Debt Securities Or To Sell Them At A Price You Deem Sufficient.

The debt securities will be new securities for which there is no established trading market. We do not intend to list the debt securities on any exchange. We cannot give you any assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their debt securities; or

•	the price at which holders would be able to sell their debt securities.

Even if a trading market develops, the debt securities may trade at higher or lower prices than their principal amount or purchase price depending on many factors including:

•	prevailing interest rates;

•	the number of holders of the particular series or offering of the debt securities;

•	the interest of securities dealers in making a market for the particular series or offering of the debt securities;

•	the market for similar debt securities;

•	our financial performance; and

•	our creditworthiness.

Underwriters and agents may from time to time make a market in the debt securities but are not obligated to do so and may discontinue making a market in the debt securities at any time without notice.

The Covenants In The Indenture Do Not Limit Our Ability To Incur Debt; If We Incur Substantial Additional Debt, These Higher Levels Of Debt May Affect Our Creditworthiness.

The indenture does not restrict our ability to incur indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our creditworthiness.

The Covenants In The Indenture Do Not Require Us To Repurchase Or Redeem The Debt Securities Upon A Change In Control Of Us Or Other Events Involving Us That May Affect Our Creditworthiness.

The indenture does not require us to repurchase or redeem or otherwise modify the terms of the debt securities upon a change in control of us or other events involving us that may affect our creditworthiness. These events include:

•	a consolidation, merger, sale of assets or other similar transaction;

•	a change in control of us; or

•	a highly leveraged transaction involving us whether or not involving a change in control.

THE BLACK & DECKER CORPORATION

Incorporated in Maryland in 1910, we are a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products and technology-based fastening systems. With products and services marketed in over 100 countries, we enjoy worldwide recognition of our strong brand names and a superior reputation for quality, design, innovation and value.

We are one of the world’s leading producers of power tools, power tool accessories, and residential security hardware, and our product lines hold leading market share positions in these industries. We are also a major global supplier of engineered fastening and assembly systems. We are one of the leading producers of faucets in North America. These assertions are based on total volume of sales of products compared to the total market for those products and are supported by market research studies sponsored by us as well as independent industry statistics available through various trade organizations and periodicals, internally generated market data and other sources.

Our principal executive offices are located at 701 East Joppa Road, Towson, Maryland 21286. Our telephone number is (410) 716-3900.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we plan to use the net proceeds from the sale of the debt securities for general corporate purposes, which may include refinancing of indebtedness, acquisitions, repurchases of common stock, working capital and capital expenditures.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the nine months ended October 1, 2006, and for each of the last five years ended December 31.

	Nine Months Ended October 1, 2006	Year Ended December 31,
		2005		2004	2003	2002	2001
Ratio of earnings to fixed charges	6.1	8.0	(1)	7.6	5.0	3.3	1.7

(1)	Our pre-tax earnings from continuing operations for the year ended December 31, 2005 benefited from a $55.0 million favorable settlement of environmental and product liability coverage litigation with an insurer.

The ratio of earnings to fixed charges equals earnings before fixed charges divided by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings before fixed charges consist of earnings from continuing operations before income taxes, extraordinary items and cumulative effects of changes in accounting principles, plus fixed charges. Fixed charges consist of interest expense (including amortization of debt expense and discount or premium relating to any indebtedness), preferred stock dividend requirements of consolidated subsidiaries, capitalized interest and that portion of rental expense representative of the interest factor.

DESCRIPTION OF DEBT SECURITIES

References to “we,” “our,” “us” and “Black & Decker” in this section, “Description of Debt Securities,” refer only to The Black & Decker Corporation and not to our subsidiaries.

We will issue the debt securities under an indenture between us and The Bank of New York, which we refer to as BNY in this prospectus, as Trustee. This Description of Debt Securities is intended to be a useful overview of the material provisions of the debt securities and the indenture. Because this Description of Debt Securities is only a summary, you should refer to the indenture for a complete description of our obligations and your rights. We filed a copy of the form of indenture with the SEC as an exhibit to the registration statement. The indenture is subject to and governed by the Trust Indenture Act of 1939.

We will describe the specific terms of any offering of debt securities in a prospectus supplement, which could modify the general terms found in this prospectus. Therefore, for a complete description of an offering of debt securities, you should read this prospectus and the prospectus supplement for the applicable offering of debt securities.

The indenture does not limit the amount of debt securities that may be issued and each series or offering of debt securities may differ as to its terms. The debt securities may be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

It is anticipated that the debt securities will be “book-entry,” represented by a permanent global certificate registered in the name of The Depository Trust Company, which we refer to as DTC, or its nominee. We reserve the right, however, to issue the securities in certificate form registered in the name of the security holders.

Principal of and premium, if any, and interest on the debt securities will be payable, and the debt securities may be exchanged or transferred, at the office or agency maintained by us for such purpose (which, unless otherwise provided in the applicable prospectus supplement, or otherwise changed pursuant to the terms of the indenture, will be the corporate trust office of BNY located at 101 Barclay Street, 8W, New York, New York 10286). Payment of principal of and premium, if any, and interest on debt securities in global form registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global certificate. If any of the debt securities are no longer represented by global certificates, payment of interest on the debt securities in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses.

A holder may transfer or exchange debt securities in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any debt securities selected for redemption, for a period of 15 days before a selection of debt securities to be redeemed or between a record date for the payment of interest on such debt security and the next succeeding interest payment date.

The registered holder of a debt security will be treated as the owner of it for all purposes.

Certain Covenants

Except as set forth below, we will not be restricted by the indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events involving us that may adversely affect our creditworthiness.

Limitation on Liens

Subject to the following sentence as well as to the exceptions set forth below under the caption “Exempted Debt,” we will not, and will not permit any Subsidiary (defined below), directly or indirectly, as security for any Debt (defined below), to mortgage, pledge or create or permit to exist any lien on any shares of stock, indebtedness or other obligations of a Subsidiary or Principal Property (defined below), whether such shares of stock, indebtedness or other obligations of a Subsidiary or on any Principal Property are owned at the date of the indenture or thereafter acquired, unless we secure or cause to be secured any outstanding debt securities of the applicable series issued under the indenture equally and ratably with all Debt secured by such mortgage, pledge or lien, so long as that Debt shall be so secured. This restriction will not apply to, among other things, certain mortgages, pledges or other liens on any shares of stock, indebtedness or other obligations of a Subsidiary or on any Principal Property:

•	existing at the time of the acquisition thereof (or within 120 days thereafter) or incurred to secure or provide for the payment or financing of any part of the purchase price thereof;

•	in favor of us or any Subsidiary;

•	securing Debt incurred to finance construction of or improvements to a Principal Property;

•	incurred in connection with the issuance by a state or political subdivision thereof of certain tax exempt securities; and

•	certain other mortgages, pledges and liens.

“Consolidated Net Tangible Assets” means total assets less (1) total current liabilities (excluding any Debt that, at the option of the applicable borrower, is renewable or extendable to a term exceeding 12 months and that is included in current liabilities and further excluding any deferred income taxes that are included in current liabilities) and (2) goodwill, patents, trademarks and other like intangibles, all as stated on our most recent quarter-end consolidated balance sheet preceding the date of determination.

“Debt” means any debt for borrowed money, capitalized lease obligations and purchase money obligations, or any guarantee of such debt, in any such case that would appear on our consolidated balance sheet as a liability.

“Principal Property” means land, land improvements, buildings and associated factory and laboratory equipment owned or leased under a capital lease and used by us or any Subsidiary primarily for manufacturing, assembling, processing, producing, packaging or storing its products, raw materials, inventories or other materials and supplies and located in the United States and having an acquisition cost plus capitalized improvements in excess of 2% of Consolidated Net Tangible Assets as of the date of determination but shall not include any such property financed through the issuance of tax exempt governmental obligations, or any such property that has been determined by our board of directors not to be of material importance to the respective businesses conducted by us and our Subsidiaries taken as a whole, effective as of the date the board action is adopted.

“Subsidiary” means a corporation, limited liability company, or other business entity of which a majority of the voting power of equity interests entitled to vote in the election of directors, managers, or trustees is owned or controlled by us, us and one or more Subsidiaries, or one or more Subsidiaries.

Limitation on Sale-Leaseback Transactions

Subject to the following sentence as well as to the exceptions set forth below under the caption “Exempted Debt,” we will not, and will not permit any Subsidiary to, sell or transfer, directly or indirectly, except to us or a Subsidiary, a Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of all or part of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued. Notwithstanding the foregoing, we or any Subsidiary may sell a Principal Property and lease it back for a longer period:

•

if we or that Subsidiary would be entitled, under the provisions set forth above under the caption “Limitation on Liens,” to create a mortgage on the property to be leased securing Debt in an amount equal to the Attributable Debt in respect of the sale-leaseback transaction without equally and ratably securing the outstanding debt securities of the applicable series issued under the indenture; or

•

if we promptly inform the trustee in writing of such transaction, the net proceeds of such transaction are at least equal to the fair value (as determined by our board of directors) of such property, and we cause an amount equal to the net proceeds of the sale to be applied to the retirement of Funded Debt (including the debt securities issued under the indenture) having an outstanding principal amount equal to the net proceeds.

“Funded Debt” means all Debt having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from its creation.

“Attributable Debt” for a lease means the carrying value of the capitalized rental obligation determined under generally accepted accounting principles whether or not such obligation is required to be shown on the balance sheet as a long-term liability. The carrying value may be reduced by the capitalized value of the rental obligations, calculated on the same basis, that any sublessee has for all or part of the same property.

Exempted Debt

Notwithstanding the restrictions set forth above under the captions “Limitation on Liens” and “Limitation on Sale-Leaseback Transactions,” we or any Subsidiary may create or assume liens and renew, extend or replace such liens and may enter into sale and leaseback transactions, in each case in addition to those permitted under the captions “Limitation on Liens” and “Limitation on Sale-Leaseback Transactions,” provided that at the time of the creation, assumption, renewal, extension or replacement of such liens or the entering into of such sale-leaseback transactions, and after giving effect thereto, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.

“Exempted Debt” calculated with respect to any series of debt securities means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined:

•

Debt incurred after the date on which the debt securities of the applicable series are first issued and secured by liens created or assumed or permitted to exist under the exception to the limitations set forth above under the caption “Limitation on Liens,” and

•

Attributable Debt of us and our Subsidiaries in respect of all sale-leaseback transactions with regard to any Principal Property entered into under the exception to the sale-leaseback limitations set forth above under the caption “Limitation on Sale-Leaseback Transactions.”

Consolidation, Merger, Sale of Assets

We may not consolidate with or merge into, or transfer, directly or indirectly, all or substantially all of our assets to, another corporation or other entity unless:

•	the resulting, surviving or transferee corporation or other entity assumes by supplemental indenture all of our obligations under the indenture and the debt securities issued under the indenture;

•

immediately after giving effect to the transaction no Event of Default (as defined below), and no event that, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

•

we shall have delivered to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger or transfer and the supplemental indenture comply with the terms of the indenture.

When a successor corporation or other entity assumes all of the obligations of its predecessor under the indenture, the predecessor will be released from its obligations in accordance with the terms of the indenture.

Events of Default

Unless otherwise provided in a prospectus supplement, the following events are “Events of Default” under the indenture regarding the debt securities of each series:

•	failure to pay interest on any debt securities of such series when due, continued for 30 days;

•	failure to pay principal of or premium, if any, on any debt securities of such series when due and payable at its stated maturity, upon optional redemption, upon declaration or otherwise;

•	failure to comply for 30 days after notice with any of our other agreements contained in the indenture or in the debt securities;

•

(A) failure by us or any of our Subsidiaries to pay the principal of, premium, if any, interest or additional amounts, if any, on any Debt having, in the aggregate, a then outstanding principal amount in excess of $50,000,000, at the later of final maturity or the expiration of any applicable grace period or (B) acceleration of the maturity of Debt in an aggregate principal amount in excess of $50,000,000, if that acceleration results from a default under the instrument giving rise to or securing such Debt; or

•	certain events of bankruptcy, insolvency or reorganization of us.

A default under the third bullet point of the preceding paragraph on outstanding debt securities of a particular series that continues, however, will not constitute an Event of Default until the trustee notifies us or the holders of at least 25% in principal amount of that series of outstanding debt securities notify us and the trustee, in writing, of the default and that default is not cured within the time specified in the third bullet point of the preceding paragraph after receipt by us of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency, or reorganization of us) occurs on outstanding debt securities of a particular series and is continuing, the trustee by notice to us or the holders of at least 25% in principal amount of that series of outstanding debt securities by written notice to us and the trustee, may, and the trustee at the written request of those holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that particular series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency, or reorganization of us occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all series of outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount of a particular series of outstanding debt securities may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to that series of debt securities and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense as provided below. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the debt securities unless:

•	such holder has previously given the trustee written notice that an Event of Default with respect to a particular series of outstanding debt securities is continuing;

•	holders of at least 25% in principal amount of a series of outstanding debt securities have requested, in writing, the trustee to pursue the remedy;

•	such holders have offered the trustee security or indemnity reasonably satisfactory to it in its sole discretion against any loss, liability or expense;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

•	the holders of a majority in principal amount of the outstanding debt securities have not given the trustee a direction that is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of a series of outstanding debt securities are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of debt securities of any series or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to security or indemnification reasonably satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the particular series of debt securities that is in default notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of, premium, if any, or interest on any debt securities of a particular series, the trustee may withhold notice if the trustee determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.

Unless otherwise provided in a prospectus supplement, any Event of Default on a particular series of debt securities is not necessarily an Event of Default on another series of debt securities.

Amendments and Waivers

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series to be affected voting as a single class (including consents obtained in connection with a tender offer or exchange offer for the debt securities). The following changes, however, may not be made without the consent of each holder of the debt securities of the series so affected:

•	reductions in the amount of debt securities whose holders must consent to an amendment;

•	reductions in the stated rate of or an extension in the stated time for payment of interest on any debt securities of such series;

•	reductions in the principal of or a change in the stated maturity of any debt securities of such series;

•	reductions in the amount payable upon the redemption of any debt securities or a change in the time at which any debt securities of such series may be redeemed;

•	changes to the place or currency regarding payment of principal of any debt securities of such series;

•

impairment of the right of any holder of a debt security of such series to receive payment of principal of, premium, if any, and interest on such holder’s debt securities of such series on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities of such series; or

•	changes in the amendment provisions that require consent of each holder of debt securities of such series or in the waiver provisions.

Subject to certain rights of the trustee as provided in the indenture, the holders of a majority in aggregate principal amount of the debt securities of any series, on behalf of all holders of debt securities of that series, may waive any past default under the indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the debt securities of such series), except a default in the payment of principal, premium or interest or a default in respect of a provision under the indenture that cannot be modified or amended without the consent of each holder of the debt securities that are affected.

Without the consent of any holder, we and the trustee may amend the indenture or the debt securities of any series to:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor of our obligations under the indenture in accordance with the terms and provisions of the indenture;

•	add guarantees with respect to the debt securities of such series;

•	secure the debt securities of such series;

•	add to our covenants for the benefit of the holders of the debt securities of such series or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder of the debt securities of such series;

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939;

•	to establish the form or terms of debt securities of any series as permitted by the indenture; or

•

to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series, and as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders of the debt securities of the applicable series a notice briefly describing such amendment. The failure to give such notice to all the holders of the debt securities of such series, or any defect therein, however, will not impair or affect the validity of the amendment.

Defeasance

We at any time may terminate all of our obligations under the indenture with respect to the debt securities of any series (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of a series of the debt securities and the rights, duties, and immunities of the trustee.

We at any time may terminate our obligations under the covenants described under “Certain Covenants” (other than under the caption “Consolidation, Merger and Sale of Assets”) and the operation of the clause in the fourth bullet point in the first paragraph under “Events of Default” above with respect to the debt securities of any series (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option with respect to the debt securities of a particular series, payment of the debt securities of that series may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option with respect to the debt securities of a particular series, payment of the debt securities of that series may not be accelerated because of an Event of Default specified in the third and fourth bullet points in the first paragraph under “Events of Default” above.

In order to exercise either defeasance option with respect to the debt securities of a particular series, we must irrevocably deposit in trust with the trustee money or non-callable U.S. Government Securities, as defined in the indenture, for the payment of principal, premium, if any, and interest on the debt securities of that series to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service to such effect or other change in applicable federal income tax law.

Concerning the Trustee

BNY is the trustee under the indenture. We may, from time to time, have several series of debt securities outstanding under the indenture for which BNY will serve as trustee, and BNY may serve as trustee for other debt securities that we issue from time to time. BNY and its affiliates may also provide banking and other services to us in the ordinary course of their business.

Governing Law

The indenture provides that it and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

This Book-Entry System section applies only to debt securities that are issued in book-entry only form.

Unless otherwise provided in a prospectus supplement, the debt securities will be issued in book-entry only form, in the form of one or more global certificates, each a global security. Global securities will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co. or another nominee of DTC. Except as set forth below, the global securities may be transferred only as a whole to DTC or another nominee of DTC. You may hold your beneficial interests in the global securities directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and holders of debt securities are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and some other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

We expect that pursuant to procedures established by DTC:

•	upon deposit of each global security, DTC will credit the accounts of participants in DTC with an interest in the global security; and

•

ownership of the debt securities will be shown on, and the transfer of ownership of the debt securities will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the global securities to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in the global securities to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the global securities for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have debt securities represented by a global certificate registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated securities; and

•

will not be considered the owners or holders of the debt securities under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of debt securities under the indenture or the global certificate. We understand that under existing industry practice, if we request any action of holders of debt securities, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of the global certificate, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the debt securities.

Payments with respect to the principal of, and premium, if any, and interest (including additional interest, if any) on, any debt securities represented by a global certificate registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global certificate representing those debt securities under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the debt securities, including the global securities, are registered as the owners of the debt securities for the purpose of receiving payment on the debt securities and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global security, including principal, premium, if any, liquidated damages, if any, and interest. Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. These cross-market transactions, however, will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines, Brussels time, of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

If:

•

DTC notifies us that it is at any time unwilling or unable to continue as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation; or

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of debt securities of any series in definitive form under the indenture,

then, upon surrender by DTC of the global certificates, certificated securities will be issued to each person that DTC identifies as the beneficial owner of the debt securities of the applicable series represented by the global certificates. Upon the issuance of certificated securities, the trustee is required to register the certificated securities in the name of that person or persons, or their nominee, and cause the certificated securities to be delivered thereto.

Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the related debt securities and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the debt securities to be issued.

PLAN OF DISTRIBUTION

We may sell our securities in any of the following ways: (a) to or through underwriters; (b) to or through dealers; (c) through agents; (d) directly to purchasers through a specific bidding, ordering or auction process or otherwise; (e) through any combination of these methods of sale; or (f) through any other methods described in a prospectus supplement. We will describe the specific terms of an offering in a prospectus supplement, including without limitation (a) the names of any underwriters, dealers or agents; (b) compensation to underwriters, dealers or agents (c) any discounts or concessions allowed or reallowed or paid to dealers; (d) our net proceeds; and (e) the purchase price of the debt securities.

The underwriters will acquire the debt securities for their own account. They may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price, at varying prices determined at the time of sale, at prices related to prevailing market prices or at negotiated prices. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions and the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. The underwriters will acquire the debt securities for their own account. Underwriters may sell the debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we use dealers in a sale, unless we inform you otherwise in a prospectus supplement, we will sell the securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices that they determine at the time of resale. If we use agents in a sale, unless we inform you otherwise in a prospectus supplement, the agents will act on a best-efforts basis to solicit purchasers for the period of their appointment.

Underwriters, dealers, and agents that participate in the distribution of the debt securities may be “underwriters” as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Some or all of the debt securities sold pursuant to this prospectus may be new issues of securities with no established trading market. If debt securities are sold to or through underwriters, the underwriters may make a market in such debt securities, as permitted by applicable laws and regulations. No underwriter would be obligated, however, to make a market in the debt securities, and any market-making could be discontinued at any time at the sole discretion of the underwriters. We, therefore, cannot give any assurances concerning the liquidity of, or trading market for, any security offered pursuant to this prospectus.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In order to facilitate an offering of securities, persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the offered securities. Such transactions, if commenced, may be discontinued at any time. If any such activities will occur, they will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we do not expect to list the debt securities on a securities exchange.

LEGAL MATTERS

Miles & Stockbridge P.C., Baltimore, Maryland, will issue an opinion concerning the validity of the debt securities. Any underwriters, dealers or agents will be advised by their own legal counsel concerning other issues relating to any offering.

EXPERTS

The consolidated financial statements and schedule of The Black & Decker Corporation for the year ended December 31, 2005, appearing in The Black & Decker Corporation’s Current Report on Form 8-K filed November 9, 2006, and The Black & Decker Corporation’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included in The Black & Decker Corporation’s Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$

The Black & Decker Corporation

% Senior Notes due 2014

PRELIMINARY PROSPECTUS SUPPLEMENT

March     , 2009

Joint Book-Running Managers

Citi

Banc of America Securities LLC

J.P. Morgan